FILED PURSUANT TO RULE 424(B)(3) AND (C)

REGISTRATION STATEMENT NO. 333-108617

PROSPECTUS SUPPLEMENT

9,888,889 SHARES

GLYCOGENESYS, INC.

COMMON STOCK

The document is a Prospectus Supplement to that certain Prospectus dated September 22, 2003, (the “Prospectus”) relating to the offering of 9,888,889 shares of the common stock of GlycoGenesys, Inc. by certain selling stockholders. This Prospectus Supplement is occasioned by the transfer of the portion of a warrant held by one selling stockholder. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

ADDITIONAL SELLING STOCKHOLDER

Since the date of the Prospectus, Mark Lamb has transferred a portion of his warrant to Scott Cacchione. Scott Cacchione was not specifically named in the Prospectus. Accordingly, the “Selling Stockholders” section of the Prospectus is hereby supplemented to include the transferee listed below with respect to the portion of the transferred warrant. However, the total number of shares offered by all selling stockholders remains unchanged because Scott Cacchione is offering to sell only the shares issuable under the warrant, which were eligible for sale under the Prospectus.

			Shares Beneficially Owned
	Number of Shares Beneficially Owned	Shares	After Offering
	Prior to Offering	Offered	Number	Percent
Scott Cacchione	2,307	2,307	0	0

(1) The 2,307 shares were transferred by Mark Lamb, a selling stockholder under the Prospectus. Both the number of shares beneficially owned by and the number of shares being offered by Mark Lamb is 2,308.

The date of this Prospectus Supplement is March 18, 2004.